Exhibit 10.3.1

AMENDMENT TO THE

EMPLOYMENT AGREEMENT WITH RANDEL G. OWEN

THIS AMENDMENT (“Amendment”), effective on the 12th day of March, 2009, is made by and between Emergency Medical Services Corporation, a Delaware corporation (“EMSC”), and Randel G. Owen (“Executive”), in order to amend the Employment Agreement heretofore entered into between Emergency Medical Services, L.P. (“EMS L.P.”) and Executive, as assigned by EMS L.P. to EMSC on February 10, 2005, and as amended on January 1, 2009 (the “Employment Agreement”).

WHEREAS, EMSC and the Executive desire to amend the Employment Agreement to commence a new term of employment, provide a mechanism by which such term can be extended and amend certain provisions relating to severance.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.                                       Section 3, “Term of Employment,” shall be amended and restated to read in its entirety as follows:

“3. Term of Employment. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative until the Effective Date. The Executive’s employment under this Agreement shall commence on the Effective Date, shall continue for a period of three years, and shall be renewed for additional one-year periods thereafter, unless sooner terminated as provided in this Agreement.  Notwithstanding the foregoing, effective on March 16, 2009 this Agreement shall continue for a period of two years, and shall be renewed for additional two-year periods thereafter (each a “Renewal Term”) unless either the Company or the Executive informs the other in writing not less than 90 days prior to the commencement of a Renewal Term that it does not wish to renew the Agreement, in which event this Agreement shall terminate on March 15, 2011 or the last day of the then current Renewal Term, as applicable, or, if extended, unless sooner terminated as provided in this Agreement.”

2.                                       Section 8.B, “Salary/Benefit Continuation” shall be amended and restated in its entirety as follows:

“B. Upon termination of this Agreement by the Company without cause or in the event of Executive’s termination of this Agreement in accordance with paragraph 7.C, the Executive shall be entitled to receive the following:

1.                   All salary earned under this Agreement up to the date of termination; and

2.                   Base compensation at the rate payable on the date immediately prior to termination for an additional period of 24 months, payable on the Company’s regularly scheduled payroll dates during such period; and

3.                   For a period of 24 months following the date of termination, the Company shall continue to pay for the cost of Executive’s participation in the Company’s group medical and dental insurance plans and group life insurance (but excluding the life insurance referred to in the last sentence of paragraph 5.A.) at the same rate as applicable to Executive immediately prior to termination, provided that Executive is entitled to continue such participation under state and federal law and under the terms of the Company’s employee benefit plans in effect at the time (including provisions in the Company’s medical and dental plans related to coordination with other insurance as applicable).  The payments hereunder shall not be subject to liquidation or exchange for another benefit; and

4.                   If the performance targets for the year in which termination occurs are met, a pro rata portion (equal to a fraction, of which the numerator is the number of full months of Executive’s employment in the year and the denominator is 12), of the bonus payable to Executive pursuant to paragraph 4.B, payable at such time as the Company pays annual incentive bonuses for the year to executives of the Company.”

3.                                       Except as specifically set forth herein, all of the terms and conditions of the Employment Agreement are declared by the parties to be in full force and effect without change.

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IN WITNESS WHEREOF, EMSC and Executive have executed this Agreement, in multiple counterparts, each of which shall be deemed an original, effective as of March 12, 2009.

EMERGENCY MEDICAL SERVICES CORPORATION

By:	/s/ William A. Sanger
	Name:	William A. Sanger
	Title:	Chairman and CEO

EXECUTIVE

/s/ Randel G. Owen
Randel G. Owen